EXHIBIT 10.13

EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT is made and entered into as of this 24rd day of November, 2010, by and among Enter Corp., a Delaware corporation with offices at 460 Brogdon Road, Suite 400, Suwanee, Georgia (“Enter”), Brainy Acquisitions, Inc. a  Georgia corporation with offices at 460 Brogdon Road, Suite 400, Suwanee, Georgia and a wholly owned subsidiary of Enter (“Brainy Acquisitions”, and collectively with Enter, the “Corporation”), and John Benfield, an individual residing at _____________ (the “Executive”), under the following circumstances:

RECITALS:

    The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

    The Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

    NOW, THEREFORE, the parties mutually agree as follows:

    1. Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2. Duties. The Executive shall serve as the Chief Executive Officer of the Corporation with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors of the Corporation. The Executive shall report directly to the Board of Directors of the Corporation. Subject to Section 10, Executive may engage in any additional business activities during the term of this Agreement in his sole discretion.

    3. Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of one (1) year commencing on the date hereof (the “Commencement Date”). The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless the Executive or the Corporation gives prior written notice of non-renewal ( a “Non-Renewal Notice”) no fewer than sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term.  For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

    4. Compensation of Executive.

(a) The Corporation shall pay the Executive as compensation for his services hereunder, the sum of $1.00 (one dollar) per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations.

(b) In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to such bonus compensation (in cash, capital stock or other property) as the Corporation’s compensation committee may determine or if the Corporation does not have a compensation committee, as a majority of the members of the Board of Directors of the Corporation may determine from time to time in their sole discretion.

(c) The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time.

(d) The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans, dental plans and all other benefits and plans as the Corporation provides to its senior executives (the “Benefit Plans”). The Corporation will pay 100% of all costs associated with the Executive’s Benefit Plans.

(e) Executive shall be eligible for such grants of stock or additional stock options (“Options”) or awards of restricted stock (“Restricted Stock”) under the corporation’s equity compensation plans as the Board of Directors shall determine, provided, however, without limiting the generality of the foregoing, the parties acknowledges that Brainy Acquisition has issued the Executive 13.33 shares of fully vested common stock as of the date of this Agreement, which shares were exchanged for 333,333 shares of common stock of Enter pursuant to the Share Exchange Agreement, dated November 24, 2010, among Enter, Brainy Acquisitions, and the shareholders of Brainy Acquisitions..

(f)  To facilitate the performance of Executive’s responsibilities hereunder, during the Term, the Corporation shall continuously make available to the Executive, at Corporation’s expense a BlackBerry or such other Smartphone or cell phone service plan.

    5. Termination.

(a) This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon the Executive’s death;

(ii) upon the Executive’s “Total Disability” (as herein defined);

(iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv) at the Executive’s option, upon ninety (90) days prior written notice to the Corporation;

(v) at the Executive’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Executive; and

(vi) at the Executive’s option, in the event of Change of Control considered hostile by the Executive;

(vii) at the Corporation’s option, in the event of an act by the Executive, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation; and

(viii) subject to Section 6(e), at the Corporation’s option, upon ninety (90) days written notice to the Executive.

(b) For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform his regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Executive has become “Rehabilitated” (as herein defined) a majority of the members of the Board of Directors of the Corporation, exclusive of the Executive, vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Disability.

(c) For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to (i) any diminution of duties inconsistent with Executive’s title, authority, duties and responsibilities; (ii) any reduction of or failure to pay Executive compensation provided for herein, except to the extent Executive consents in writing to any reduction, deferral or waiver of compensation, which non-payment continues for a period of fifteen (15) days following written notice to the Corporation by Executive of such non-payment; (iii) any relocation of the principal location of Executive’s employment more than 50 miles from the Corporation’s current headquarters without Executive’s prior written consent; (iv) any material change in the Executive’s title, job description or duties; (v) any Change of Control (as defined below); or (vi) any material violation by the Corporation of its obligations under this Agreement that is not cured within thirty (30) days Agreement after receipt of notice thereof.

(d)           For purposes of this Agreement, the term “Cause” shall mean material, gross and willful misconduct on the part of the Executive in connection with his employment duties hereunder or commission of a felony or act of dishonesty resulting in material harm to the Corporation by the Executive.  For the avoidance of doubt, should the Corporation choose to terminate employment for any reason other than Cause as defined in 5(d) herein, all remuneration outlined in this Agreement as due during the Term, shall be due and payable immediately.

(e) For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50% or more of the shares of the outstanding common stock of the Corporation, (ii) a merger or consolidation of the Corporation in which the Corporation does not survive as an independent public corporation or upon the consummation of which the holders of the Corporation’s outstanding equity securities prior to such merger or consolidation own less than 50% of the outstanding equity securities of the Corporation after such merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Corporation, provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible into common stock directly from the Corporation, or (B) any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Corporation. For the avoidance of doubt, a Change of Control of either Enter or Brainy Acquisitions shall be deemed a Change of Control.

    6. Effects of Termination.

(a) Upon termination of the Executive’s employment pursuant to Section 5(a)(i), the Executive’s estate or beneficiaries shall be entitled to the following severance benefits: continued provision for a period of one (1) year following the Executive’s death of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives.

(b) Upon termination of the Executive’s employment pursuant to Section 5(a)(ii), the Executive shall be entitled to the following severance benefits: (i) continued provision for a period of one (1) year following the Executive’s Total Disability of Benefit Plans extended from time to time by the Corporation to its senior executives; and (ii) payment on a prorated basis of any bonus or other payments earned in connection with the Corporation’s then-existing bonus plan in place at the time of termination. The Corporation may credit against such amounts any proceeds paid to Executive with respect to any disability policy maintained for his benefit.

(c) Upon termination of the Executive’s employment pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Corporation, the Executive shall be entitled to receive: (i)  the accrued but unpaid compensation and vacation pay through the date of termination; and (ii) continued provision for a period of twelve (12) months following the date of termination of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives.  In the event the Corporation tenders Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(v).

(d) Upon termination of the Executive’s employment (A) pursuant to Section 5(a)(v), (vi), and (viii) or (B) if within a two year period after a Change of Control occurs, the Executive shall be entitled to the following severance benefits: (i) the full, but unpaid remaining compensation of the full term of the contract, plus (i) continued provision for a period of one year after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives.

(e) Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full except for the continuation of benefits under the Benefit Plans.

(f) The Corporation shall reimburse the Executive for all legal and professional fees and expenses incurred by the Executive as a result of termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement provided the Executive is substantially successful in such action).

(g) The Executive shall not be required to mitigate the amount of any payment provided herein by seeking other employment or by becoming engaged in any other undertaking to earn a livelihood or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by the executive as the result of employment by another employer after termination of employment, or as a result of his engagement in any undertaking otherwise.

    7. Accelerated Vesting.

(a) Upon termination of the Executive’s employment pursuant to Sections 5(a)(i), (ii), (iv), (v), (vi) (vii) or (viii); (i) all unvested Options shall immediately vest effective the date of termination of employment and all vested Options, to the extent unexercised, shall expire twelve (12) months after the termination of employment ; and (ii) shares of Restricted Stock for which restrictions have not lapsed will be immediately vested and issued.

(b) If the Executive’s employment is terminated pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Corporation, all unvested Options shall immediately vest effective the date of termination of employment and vested Options, to the extent unexercised, shall expire twelve (12) months after the termination of employment and (ii) shares of Restricted Stock for which restrictions have not lapsed will be immediately vested and issued.

(c) If the Executive’s employment is terminated (A) in connection with a Change of Control, (B) by the Corporation without Cause, (C) the Corporation tendered the Executive a Non-Renewal Notice for any reason other than for Cause or (D) pursuant to Section 5(a)(v), (i) all unvested Options shall immediately vest and become exercisable effective the date of termination of employment, and, to the extent unexercised, shall expire twelve(12) months after any such event and (ii) restrictions shall immediately vest and be issued.

(d) If the Executive’s employment is terminated pursuant to 5(a)(vi), all Options, whether or not vested, shall immediately vest and all shares of Restricted Stock for which restrictions have not lapsed shall be issued to the Executive at the date of termination.

(e) The Corporation shall cause all future agreements, certificates or other documents evidencing any grant of Options or award of Restricted Stock to the Executive to contain the foregoing provisions and shall agree to amend all existing agreements, certificates or other documents evidencing any grant of Options or award of Restricted Stock to the Executive to contain the foregoing provisions.

(f) For the avoidance of doubt, the term “Restricted Stock” as used in this Agreement shall not include any shares of common stock beneficially owned by the Executive that were not issued pursuant to an equity compensation plan or which are no longer subject to forfeiture pursuant to any Restricted Stock agreement with the Corporation.

(g)            For the avoidance of doubt, if Executive is terminated without cause or if Corporation is acquired through purchase, merger or other similar transaction, then all shares owned or due Executive shall be immediately vested and immediately issued to Executive without restrictions.  Additionally, any “lock-up” terms imposed on the stock shall be immediately be made void.

    8. Vacations. The Executive shall be entitled to a vacation of four (4) weeks per year, during which period his salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Corporation’s business necessities, up to two (2) weeks’ vacation may carry over to the subsequent year.

    9. Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder. All references to the Corporation in Section 9 and Section 10 hereof shall include any subsidiary of the Corporation.

10. Covenant Not To Compete or Solicit.

(a) The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that the Executive agree, and accordingly, the Executive does hereby agree, that he shall not, directly, at any time during the “Restricted Period” within the “Restricted Area” (as those terms are defined in Section 10(e) below):

(i) except as provided in Subsection (c) below, engage in any line of business in which the Corporation was engaged or had a formal plan to enter during the period of Executive’s employment with the Corporation either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or except for engaging in any line of business that does not directly compete with the Corporation; or except if Executive owns or operates a retail store which sells products from the Corporation; or

(ii) solicit to employ or engage, for or on behalf of himself or any third party, any employee, or contracted agent of the Corporation.

(b) The Executive hereby agrees that he will not, directly, for or on behalf of himself or any third party, at any time during the Term and during the Restricted Period, solicit any customers of the Corporation with respect to products or services competitive with products or services then being sold by the Corporation, unless product does not compete with Corporation.

(c) If any of the restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

(d) This Section 10 shall not be construed to prevent the Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding twenty-five percent (25%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market.

(e) The term “Restricted Period,” as used in this Section 10, shall mean the period of the Executive’s actual employment hereunder. The term “Restricted Area” as used in this Section 10 shall mean the continental United States, including, without limitation, any and all cities other geographic areas in which the Corporation offers its services or has taken steps to commence operations, including, without limitation, any business, company, spectrum or license acquired that has, plans or does provides services in such city or area.

(f) The provisions of this Section 10 shall survive the termination of the Executive’s employment hereunder and until the end of the Restricted Period as provided in Section 10(e) hereof except in the event that this Agreement is terminated pursuant to Section 5(a)(v), hereof, in which case such provisions shall not survive termination of this Agreement. In no event shall the terms of Section 10 be enforceable, should the Corporation be in material default of its obligations to the Executive at the time of his termination of employment by the Corporation.

    11. Board Position. The Board of Directors shall use its best efforts to cause the Executive to be nominated to the board of directors of Enter and following a Change of Control the Board of Directors shall use its best efforts to cause the Executive to be nominated to the board of directors of any successor to Enter following such Change of Control.

    12. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Sections 9 or 10 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b) Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time. Notwithstanding the foregoing, this Agreement shall not be deemed to supersede the lock-up agreement between Enter and the Executive.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns and permitted assigns including the automatic transfer of obligations in this agreement which to any company, party or individual to which there may be a Change of Control during the term as defined in 5(e).

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in Gwinnett County in the State of Georgia.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

The parties hereto have executed this Agreement as of the date set forth above.

CORPORATION:

ENTER CORP.

By:  /s/ John Benfield
John Benfield, CEO

BRAINY  ACQUISITIONS, INC.

By: /s/ John Benfield
John Benfield, CEO

EXECUTIVE:

/s/ John Benfield
John Benfield